Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES SECOND-QUARTER 2016 RESULTS

•	Total volumes of 2.0 million tons down 8% sequentially

•	Revenues of $114 million down 21% sequentially

•	Net loss of $88 million, including the after-tax impact of $70 million from asset impairments, inventory write-downs, stock compensation expense and other charges

•	Completed equity offering for total net proceeds of approximately $161 million

CHESTERLAND, Ohio – August 4, 2016 – Fairmount Santrol (NYSE: FMSA), a leading provider of high-performance sand and sand-based products, today announced results for the second quarter of 2016.

Second-Quarter 2016 Results

Second-quarter 2016 revenues were $114.2 million, down 21% from $145.5 million in the first quarter of 2016 and down 48% from $221.3 million for the same period in 2015. Overall volumes sold were 2.0 million tons for the quarter, a decrease of 8% from 2.1 million tons in the first quarter of 2016 and a decline of 13% from 2.2 million tons in the second quarter of 2015.

For second-quarter 2016, the Company had a net loss of $87.9 million, or $(0.54) per diluted share, compared with a net loss of $11.8 million, or $(0.07) per diluted share, in the first quarter of 2016. The net loss for second-quarter 2016 includes $111.3 million of pre-tax charges ($70.1 million after taxes), including asset impairment charges of $90.6 million, stock compensation expense of $3.9 million, inventory write-downs of $10.3 million, restructuring costs of $1.2 million and $5.3 million of committed professional fees for cost reduction initiatives and debt extension fees, both included in SG&A. The net loss for the first quarter of 2016 included stock compensation expense of $1.7 million. Net income for second-quarter 2015 was $14.1 million, or $0.08 per diluted share, and included stock compensation expense of $2.6 million and asset impairment and restructuring charges of $15.3 million.

Adjusted EBITDA loss for the second quarter of 2016 was $21.8 million, excluding the impact from non-cash stock compensation expense and asset impairment charges totaling $94.5 million. Inventory write-downs, restructuring costs and professional fees of $16.8 million, noted above, have not been added back to second-quarter Adjusted EBITDA. In the first quarter of 2016, Adjusted EBITDA, excluding the impact from stock compensation expense of $1.7 million, was $10.1 million.

“A strong performance from our Industrial and Recreational business served to partially offset second-quarter declines within our Proppant Solutions segment. As expected, conditions within the oil and gas market further deteriorated in the second quarter, with average U.S. rig counts dropping an estimated 25% sequentially,” said Jenniffer Deckard, President and Chief Executive Officer. “In addition to an 8% overall volume decline, our profit margins experienced additional pressure from both proppant pricing declines and a shift in mix toward raw frac sand.”

Deckard added, “In response to the downturn that began in late 2014, we committed to a specific multistep approach to navigate market challenges and ensure the financial stability of the Company. Our very deliberate first step was a fundamental realignment of our cost structure with new market realities. And, while we are continuing with the implementation of even further cost reduction initiatives, we have already meaningfully delivered on this objective through operational consolidation into our primary, low-cost Wedron facility, efficiency improvements, and targeted cost reductions across all business functions and cost categories.

Second, we addressed our near-term liquidity challenges by extending the maturity date for approximately $70 million of our term debt from first-quarter 2017 to third-quarter 2018. And, most recently, we completed a primary common stock offering that raised net proceeds of approximately $161 million. We will continue to diligently execute additional steps to best position the Company for both near-term and future success.”

Business Segments

Proppant Solutions Segment

Proppant Solutions volumes for the second quarter of 2016 were 1.3 million tons, a decrease of 15% compared with the first quarter of 2016 and down 19% compared with the prior-year period. Raw frac sand volumes were 1.2 million tons, a 13% sequential decrease and an 11% decline compared with volumes for the same period a year ago. Coated proppant volumes were 0.06 million tons, a 47% decrease compared with the first quarter of 2016 and a 71% decline from the prior-year period.

Proppant Solutions revenues were $82.1 million in the second-quarter 2016, a 30% decrease compared with $117.5 million in the first quarter of 2016 and a 56% decrease compared with $188.2 million in the same period a year ago. The sequential decrease in revenues was largely driven by increased pressure on volumes, in particular value-added products, and pricing.

Adjusted contribution margin, which excludes $57.2 million of asset impairment charges for the segment, decreased to a loss of $17.2 million in the second quarter of 2016 compared with income of $12.7 million in the first quarter of 2016. Inventory write-downs of $9.9 million were not added back to the segment’s second-quarter adjusted contribution margin. Adjusted contribution margin in the second quarter of 2015 was $37.8 million, which excluded $2.3 million in asset impairments and restructuring charges for the segment.

The Company’s logistics capabilities continue to be a significant differentiator for the organization and its customers. Unit train deliveries have remained strong, and the Company has continued to deliver more than 70% of its volumes in-basin.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 0.7 million tons in second-quarter 2016, up 13% from first-quarter 2016 and up 3% over volumes in the prior year’s second quarter.

Revenues for the segment were $32.1 million in second-quarter 2016, a 15% increase from $28.0 million last quarter and a 3% decrease from $33.2 million for the second quarter a year ago. The sequential increases in volumes and revenues were primarily driven by seasonal sales growth in the sports and recreation market coupled with stronger volumes in key markets, particularly those aligned with construction-driven markets.

Adjusted contribution margin for the segment was $12.0 million in second-quarter 2016, a 36% increase from $8.8 million last quarter and a 7% increase from an adjusted contribution margin of $11.2 million for the second quarter of 2015. Inventory write-downs of $0.4 million were not added back to the segment’s second-quarter 2016 contribution margin. Second-quarter 2015 adjusted contribution margin excluded $12.1 million in asset impairments and restructuring charges for the segment.

Balance Sheet and Other Information

In the second quarter of 2016, operating cash flow was a $4.6 million use of cash, which was primarily due to lower overall income from reduced volumes and pricing, partially offset by improvements in working capital. Capital expenditures including stripping were $8.2 million in second-quarter 2016. Second-quarter 2016 capital expenditures and stripping costs were down 40% from first-quarter 2016 and down 72% from second-quarter 2015. The Company expects full-year 2016 capital expenditures, including stripping costs, will approximate $30 million.

In July 2016, the Company completed a primary common stock offering, which resulted in total net proceeds of approximately $161 million, after deducting underwriting commissions and estimated offering expenses, for 28.75 million common shares issued. The Company intends to use the net proceeds of the offering for general corporate purposes, which include, but are not limited to, working capital, repayment, redemption or refinancing of debt and leases, investments in or loans to subsidiaries and satisfaction of other obligations.

Deckard said, “We are pleased to have completed this equity offering, as we believe it provides us with the flexibility needed through 2018 and helps to better position us to address our 2019 debt maturities. We are appreciative of our Fairmount Santrol family members, Board members and external partners for their support in helping us execute this latest action in our multistep strategy to improve the financial stability of our Company.”

As of June 30, 2016, cash and cash equivalents totaled $61.6 million, and debt totaled $1.1 billion, compared to $143.9 million of cash and cash equivalents and total debt of $1.2 billion as of March 31, 2016. A $69.6 million prepayment of the Company’s B-1 term facility was made during second-quarter 2016, which is reflected in the lower cash balance at June 30, 2016. The net proceeds of the stock offering would increase cash and cash equivalents to approximately $223 million on a pro-forma basis at June 30, 2016.

Outlook

Due to the ongoing uncertainty in the oil and gas markets, the Company is continuing to suspend its earnings guidance.

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairment, and certain other non-cash income or expenses. The Company believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

Segment contribution margin is defined as total revenues less the cost of goods sold to produce and deliver the products of each segment and selling, general and administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment. Adjusted contribution margin is defined as contribution margin excluding the impact of non-cash transaction expenses, asset impairments, and certain other non-cash income or expenses.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, August 4, at 10 a.m. Eastern Time to discuss the Company’s 2016 second-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website at FairmountSantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 42747695. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 42747695. The replay of the call will be available through August 11, 2016.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Forward-Looking Statements Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; loss of, or reduction in business from, the Company’s largest customers, or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; our ability to successfully develop and market new products, including Propel SSP™; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans and cost reduction initiatives within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues	$114,249	$221,323	$259,707	$522,813
Cost of goods sold (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	114,129	165,130	232,593	367,678
Operating expenses
Selling, general and administrative expenses	21,126	19,204	37,751	43,224
Depreciation, depletion and amortization expense	18,056	16,276	36,642	32,499
Stock compensation expense	3,914	2,618	5,567	4,501
Asset impairments	90,578	6,475	90,654	6,475
Restructuring charges	1,155	8,349	1,155	8,673
Other operating expense (income)	(426)	913	(96)	600

Income (loss) from operations	(134,283)	2,358	(144,559)	59,163
Interest expense, net	16,606	14,894	33,868	30,202
Other non-operating income	—	—	(5)	—

Income (loss) before provision for income taxes	(150,889)	(12,536)	(178,422)	28,961
Benefit from income taxes	(63,019)	(26,677)	(78,773)	(16,060)

Net income (loss)	(87,870)	14,141	(99,649)	45,021
Less: Net income attributable to the non-controlling interest	16	4	13	125

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(87,886)	$14,137	$(99,662)	$44,896

Earnings (loss) per share
Basic	$(0.54)	$0.09	$(0.62)	$0.28
Diluted	$(0.54)	$0.08	$(0.62)	$0.27
Weighted average number of shares outstanding
Basic	161,647	161,368	161,547	161,161
Diluted	161,647	166,866	161,547	166,632

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2016	2015
	(in thousands)
Net income (loss)	$(99,649)	$45,021
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and depletion	34,284	30,231
Amortization	5,745	5,650
Reserve for doubtful accounts	1,954	—
Asset impairments	90,654	6,475
Restructuring charges	—	1,162
Inventory write-downs and reserves	10,302	513
Loss on sale of fixed assets	35	—
Unrealized loss on interest rate swaps	—	40
Deferred income taxes and taxes payable	(59,913)	(13,456)
Refundable income taxes	(15,535)	(14,849)
Stock compensation expense	5,567	4,501
Change in operating assets and liabilities:
Accounts receivable	10,524	84,056
Inventories	3,500	40,475
Prepaid expenses and other assets	3,745	26,369
Accounts payable	298	(38,562)
Accrued expenses	(4,742)	(4,062)

Net cash provided by (used in) operating activities	(13,231)	173,564

Cash flows from investing activities
Proceeds from sale of fixed assets	3,918	—
Capital expenditures and stripping costs	(21,948)	(61,293)
Other investing activities	(150)	—

Net cash used in investing activities	(18,180)	(61,293)

Cash flows from financing activities
Payments on long-term debt	(75,479)	(7,867)
Change in other long-term debt and capital leases	(4,109)	(3,044)
Proceeds from option exercises	2,007	1,759
Tax effect of stock options exercised	(1,297)	21
Distributions to non-controlling interest	(551)	—
Other financing activities	—	(4,339)

Net cash used in financing activities	(79,429)	(13,470)

Change in cash and cash equivalents related to assets classified as held-for-sale	1,376	—
Foreign currency adjustment	(387)	(236)

Increase (decrease) in cash and cash equivalents	(109,851)	98,565

Cash and cash equivalents:
Beginning of period	171,486	76,923

End of period	$61,635	$175,488

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2016	December 31, 2015
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$61,635	$171,486
Accounts receivable, net	63,930	73,566
Inventories	56,693	70,494
Prepaid expenses and other assets	6,816	13,404
Refundable income taxes	42,041	26,506
Current assets classified as held-for-sale (includes cash, accounts receivable, inventories, and property, plant, and equipment)	1,317	4,218

Total current assets	232,432	359,674
Property, plant and equipment, net	756,683	870,997
Deferred income taxes	834	834
Goodwill	15,301	15,301
Intangibles, net	94,057	96,482
Other assets	9,744	10,961

Total assets	$1,109,051	$1,354,249

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$30,677	$17,385
Accounts payable	34,319	40,421
Accrued expenses	20,121	26,785
Current liabilities directly related to current assets classified as held-for-sale (includes accounts payable and accrued expenses)	—	934

Total current liabilities	85,117	85,525
Long-term debt	1,115,877	1,205,721
Deferred income taxes	26,487	89,569
Other long-term liabilities	41,167	33,802

Total liabilities	1,268,648	1,414,617
Equity
Common stock	2,397	2,391
Additional paid-in capital	782,976	776,705
Retained earnings	305,382	405,044
Accumulated other comprehensive loss	(22,999)	(17,693)
Treasury stock at cost	(1,227,663)	(1,227,663)
Non-controlling interest	310	848

Total equity (deficit)	(159,597)	(60,368)

Total liabilities and equity	$1,109,051	$1,354,249

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,230,077	1,387,203	2,643,325	2,874,617
Coated proppant	59,826	206,572	172,530	497,140

Total Proppant Solutions	1,289,903	1,593,775	2,815,855	3,371,757
Industrial & Recreational Products	661,244	641,482	1,248,422	1,175,503

Total volumes	1,951,147	2,235,257	4,064,277	4,547,260

Revenues
Proppant Solutions	$82,102	$188,150	$199,565	$461,019
Industrial & Recreational Products	32,147	33,173	60,142	61,794

Total revenues	114,249	221,323	259,707	522,813
Segment contribution margin
Proppant Solutions	(74,398)	35,416	(61,790)	119,235
Industrial & Recreational Products	12,006	(894)	20,852	6,182

Total segment contribution margin	(62,392)	34,522	(40,938)	125,417

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

					Three Months Ended March 31,
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015	2016
	(in thousands)		(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(87,886)	$14,137	$(99,662)	$44,896	$(11,776)
Interest expense, net	16,606	14,894	33,868	30,202	17,262
Benefit from income taxes	(63,019)	(26,677)	(78,773)	(16,060)	(15,754)
Depreciation, depletion, and amortization expense	18,056	16,276	36,642	32,499	18,586

EBITDA	(116,243)	18,630	(107,925)	91,537	8,318
Non-cash stock compensation expense(1)	3,914	2,618	5,567	4,501	1,653
Asset impairments(2)	90,578	6,475	90,654	6,475	76
Other charges(3)	—	465	—	465	—
Restructuring charges(4)	—	8,349	—	8,673	—

Adjusted EBITDA	$(21,751)	$36,537	$(11,704)	$111,651	$10,047

(1)	Represents the non-cash expense for stock-based awards issued to our employees and outside directors.
(2)	Non-cash charges associated with the impairment of mineral reserves and other long-lived assets.
(3)	Cash payment associated with an audit of our Employee Stock Bonus Plan.
(4)	For the three months ended June 30, 2016 and 2015, respectively, we incurred cash charges of approximately $1.2 million and $6.1 million for restructuring. We are no longer reflecting cash charges as an adjustment to EBITDA in 2016 results.

Reconciliation of adjusted segment contribution margin
Proppant Solutions
Segment contribution margin	$(74,398)	$35,416	$(61,790)	$119,235	$12,608
Asset impairments and restructuring charges(A)	57,224	2,337	57,300	2,337	76

Proppant Solutions adjusted segment contribution margin	(17,174)	37,753	(4,490)	121,572	12,684
Industrial & Recreational Products
Segment contribution margin	12,006	(894)	20,852	6,182	8,846
Asset impairments and restructuring charges(B)	—	12,085	—	12,085	—

Industrial & Recreational Products adjusted segment contribution margin	12,006	11,191	20,852	18,267	8,846

Total adjusted segment contribution margin	$(5,168)	$48,944	$16,362	$139,839	$21,530

(A)	Adjustments in the three and six months ended June 30, 2016 include asset impairment charges. Adjustments in the three and six months ended June 30, 2015 include asset impairment and restructuring charges.
(B)	Adjustments in the three and six months ended June 30, 2015 include asset impairment and restructuring charges.